Exhibit 10.1
SOMAXON PHARMACEUTICALS, INC.
EMPLOYMENT AGREEMENT
     Employment Agreement (this “Agreement”) made and entered into as of November 9, 2006, between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Brian Dorsey, an individual (“Executive”).
W I T N E S S E T H:
     Whereas, the Company desires to employ Executive and Executive desires to accept employment with Company upon the terms and conditions hereinafter set forth;
     Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:
          1. Position and Duties. Executive shall diligently and conscientiously devote Executive’s full business time, attention, energy, skill and diligent efforts to the business of the Company and the discharge of Executive’s duties hereunder. Executive’s duties under this Agreement shall be to serve as Vice President, Manufacturing and Program Management, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors of the Company (the “Board”) or its designees. Executive shall report to the Board and the President and Chief Executive Officer of the Company. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive’s work assignments.
          2. Place and Term of Employment. Executive’s performance of services under this Agreement shall be rendered in San Diego County, California, subject to necessary travel requirements of Executive’s position and duties hereunder. Executive’s employment shall not be for a particular term and may be terminated by either Executive or the Company at any time, for any reason or no reason, subject to the provisions contained in Paragraph 7.
          3. Compensation.
               (a) Base Salary. The Company shall pay to Executive base salary compensation at an annual rate of $215,000. Following the end of the Company’s fiscal year 2007, and annually thereafter, the Board shall review Executive’s base salary in light of the performance of Executive and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Executive’s annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal installments in accordance with the Company’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.
               (b) Bonus Plan. The Company shall adopt a bonus program providing for annual bonus awards to Executive and the Company’s other eligible employees dependent upon, among other things, the achievement of certain performance levels by the Company, the nature, magnitude and quality of the services performed by Executive for the Company and the compensation paid for positions of comparable responsibility and authority within the Company’s industry (the “Company Employee Bonus Plan”).
               (c) Option Grant. As additional consideration for the services to be rendered by Executive under this Agreement, the Company will grant to Executive stock options to purchase 33,000 shares of the Company’s common stock, subject to approval of the Board. The exercise price per share of such options will be equal to the fair market value per share on the date the options are granted. The stock options will vest over four years, with 1/4 of the shares subject to the stock options vesting on the first anniversary of the date the stock options are granted, and the remainder vesting monthly at a rate of 1/36th of such remainder on the first day of each calendar month thereafter until all shares are vested. The stock options will be granted under the Company’s 2005 Equity Incentive Award Plan (the “Option Plan”) and will be subject to the terms and conditions applicable to stock options granted under that plan, as described in that plan and the applicable stock option agreement.
          4. Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the term of Executive’s employment by the Company to employees or executive officers of Executive’s rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.
          5. Vacation. Executive shall be entitled to paid vacation and sick time (“PTO”) of up to four weeks per calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to a maximum of six weeks of accrued PTO, which is to be accrued in accordance with the Company’s PTO policy.
          6. Business Expenses. The Company shall promptly reimburse Executive for Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.
          7. Termination of Employment.
               (a) Death or Disability.
                    (i) In the event of Executive’s death, Executive’s employment with the Company shall automatically terminate.
                    (ii) Each of the Company and Executive shall have the right to terminate Executive’s employment in the event of Executive’s Disability. “Disability” as used in this Agreement shall have meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which as of the date of this Agreement is as follows: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” A termination of Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 10th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.
               (b) By the Company.
                    (i) The Company shall have the right to terminate Executive’s employment for Cause. “Cause” as used in this Agreement shall mean:
                         (a) Executive’s breach of any of the covenants contained in Paragraphs 8, 9, and 10 of this Agreement;
                         (b) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;
                         (c) Executive’s commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company;
                         (d) Executive’s continuing repeated willful failure or refusal to perform Executive’s duties as required by this Agreement (including, without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive’s employment by the Company);
                         (e) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;
                         (f) Executive’s intentional commission of any act which Executive knows (or reasonably should know) is likely to be materially detrimental to the Company’s business or goodwill; or
                         (g) Executive’s material breach of any other provision of this Agreement, provided that termination of Executive’s employment pursuant to this subsection (g) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least twenty days to correct the breach alleged.
Nothing in this Paragraph 7(b)(i) shall prevent Executive from challenging the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination, under the arbitration procedures set forth in Paragraph 19 below.
                    (ii) The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time.
               (c) By Executive.
                    (i) Executive shall have the right to terminate his employment with the Company for Good Reason (as defined below), upon 30 days’ written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that the Company shall have 20 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. Executive’s continued employment during such 20-day period shall not constitute Executive’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
                    (ii) For purposes of this Agreement “Good Reason” shall mean:
                         (a) a change in Executive’s position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive’s employment for Cause, as a result of his or her Disability or death, or by Executive other than for Good Reason;
                         (b) a reduction in Executive’s Base Salary other than in connection with a general reduction in wages for all employees of the Company and its parent and subsidiaries, if any;
                         (c) the Company requiring Executive (without Executive’s consent) to be based at any place outside a 50-mile radius of his or her initial place of employment with the Company, except for reasonably required travel on the Company’s business;
                         (d) the Company’s failure to provide Executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of the Company’s material employee benefit plans, programs and practices as in effect from time to time; or
                         (e) any material breach by the Company of its obligations to Executive under this Agreement.
                    (iii) Executive shall have the right to terminate his or her employment hereunder without Good Reason upon 30 days’ written notice to the Company, and such termination shall not in and of itself be a breach of this Agreement.
               (d) Termination Payments.
                    (i) If Executive’s employment with the Company is terminated pursuant to Paragraph 7(a)(i) (i.e., death), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (b) any accrued but unused PTO, and (c) at the discretion of the Board, an annual bonus for the year in which Executive’s death occurs, prorated through the date of death, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b).
                    (ii) If Executive’s employment with the Company is terminated pursuant to Paragraph 7(a)(ii) (i.e., Disability), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (b) any accrued but unused PTO, (c) an amount equal to Executive’s actual Base Salary (not including any bonus payable) for the 6 month period immediately prior to such termination, payable in 6 equal installments during the 6 month period following such termination, and (d) at the discretion of the Board, an annual bonus for the year in which Executive’s Disability occurs, prorated through the date of termination, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b).
                    (iii) If Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason), or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), then the Company shall pay to Executive the following, which Executive acknowledges to be fair and reasonable, as consideration for the Release described in Paragraph 7(f):
                         (a) Executive’s accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6);
                         (b) any accrued but unused PTO;
                         (c) at the discretion of the Board, an annual bonus for the year in which Executive’s employment is terminated, prorated through the date of termination, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b);
                         (d) subject to Paragraphs 7(d)(vi) and 7(g) below, an amount equal to Executive’s actual Base Salary (not including any bonus payable) for the 6 month period immediately prior to such termination, payable in 6 equal installments during the 6 month period following such termination;
                         (e) the Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive’s health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) if Executive had continued to render services to the Company for 6 continuous months after the date of his or her termination of employment; and
                         (f) notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (i) the unvested portion, if any, of Executive’s outstanding options shall be deemed to have vested on the date of termination with respect to the number of shares that would have vested had Executive remained employed by the Company for 12 months following such termination, and Executive shall have the lesser of (A) 180 days or (B) the maximum period permitted under Section 409A of the Code from the date of termination to exercise such options, and (ii) any restrictions with respect to any restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse with respect to the number of restricted shares that would have vested had Executive remained employed by the Company for 12 months following such termination.
                    (iv) If Executive’s employment with the Company is terminated by the Company pursuant to Paragraph 7(b)(i) (i.e., for Cause), or Executive voluntarily terminates his employment with the Company other than pursuant to Paragraphs 7(a) or 7(c)(i), without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such breach by Executive, the Company shall pay Executive his or her accrued but unpaid Base Salary and any accrued but unused PTO (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6) through the date of termination.
                    (v) In addition to the foregoing, upon the termination of Executive’s employment, Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other benefit, compensation, incentive, medical, disability or life insurance plans, programs or agreements of the Company in effect upon such termination.
                    (vi) Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise; provided, however, if the termination giving rise to the payments described in Paragraph 7(d)(iii)(d) above results from the Executive’s voluntary termination of his employment with the Company pursuant to Paragraph 7(c)(i) (i.e., Good Reason), then during the 6 month period specified in Paragraph 7(d)(iii)(d) above, any compensation, income, or benefits earned by or paid to Executive (in cash or otherwise) by any company, business, enterprise, or other employer other than the Company (whether as an employee of, or consultant or independent contractor to, such employer, or otherwise) shall reduce the amount of severance payments payable pursuant to Paragraph 7(d)(iii)(d) on a dollar-for-dollar basis. If any payment to be made to Executive pursuant to Paragraph 7(d)(iii)(d) is delayed pursuant to Paragraph 7(g) below, and such payment is reduced pursuant to this Paragraph 7(d)(iv), the net payment that would be due to Executive absent the operation of Paragraph 7(g) shall be paid to Executive in a lump sum as soon as permitted under Paragraph 7(g) below.
                    (vii) The termination payments described above shall supersede any severance program, plan or policy that may be adopted by the Company with respect to its employees generally, and the terms of this Paragraph 7(d) shall control in the event of any discrepancy with such severance program, plan or policy.
               (e) Change in Control.
                    (i) In the event of any Change in Control (defined below) during the term of Executive’s employment with the Company, notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement (1) (A) 50% of any unvested portion of such options shall be deemed to have vested on the date of the Change in Control and (B) the remaining unvested portion of such options shall vest on the date that is 12 months from the closing of such Change in Control, subject to Executive’s continuing service with the Company or any parent or subsidiary or successor on such date, and (2) (A) the restrictions with respect to 50% of the restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse on the date of the Change in Control and (B) the restrictions with respect to any remaining restricted shares shall lapse on the date that is 12 months from the closing of such Change in Control, subject to Executive’s continuing service with the Company or any parent or subsidiary or successor on such date.
                    (ii) Following a Change in Control, if Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason), or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), then, in addition to the application of Paragraph 7(d)(iii) to such situation, notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan

(including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (1) any unvested portion of such options shall be deemed to have vested on the date of termination and Executive shall have the lesser of (i) 180 days or (ii) the maximum period permitted under Section 409A of the Internal Revenue Code (the “Code”)from the date of termination to exercise such options and (2) any restrictions with respect to restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse on the date of termination.
                    (iii) “Change in Control” means and includes each of the following:
                         (a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
                            (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
                            (2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or
                            (3) an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c);
          Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Paragraph 7(e)(iii)(a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or
                         (b) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Subparagraphs (a) or (c) of this Paragraph 7(e)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
                         (c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
                            (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
                            (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
                         (d) the Company’s stockholders approve a liquidation or dissolution of the Company.
          For purposes of Subparagraph 7(e)(iii)(a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of Subparagraph 7(e)(iii)(c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.
                    (f) Condition Precedent. If Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason) or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), prior to the receipt of any payments or benefits provided by Paragraphs 7(d)(iii) and 7(e)(ii) on account of the occurrence of such termination of Executive’s employment with the Company, Executive shall execute a “Release” in the form attached hereto as Exhibit A or Exhibit B, as appropriate. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Proprietary Information and Inventions Agreement between Executive and the Company. It is understood that, in the event that Executive is at least 40 years old on the date of the termination of his or her employment with the Company, Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within 7 business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent 7 business day period, Executive shall not be entitled to the aforesaid payments and benefits.
                    (g) Delay of Payments. Notwithstanding anything to the contrary in this Paragraph 7, the parties acknowledge and agree that any payment to be made, or benefit provided, to Executive pursuant to this Paragraph 7 shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A of the Code; provided that if any payment to be made to Executive is delayed pursuant to this Subparagraph 7(g), such payment or benefit shall be paid to Executive in a lump sum as soon as permitted under Section 409A of the Code. In the event the Company and Executive mutually determine that a change in applicable law following the Effective Date causes the payments to be made, or benefits to be provided, to Executive pursuant to this Paragraph 7 not to be subject to Section 409A of the Code, such payments and benefits payable thereafter to Executive shall be paid in accordance with this Paragraph 7 without reference to this Paragraph 7(g). In addition, in the event the Company and Executive mutually determine that a change in applicable law following the Effective Date causes the payments to be made, or benefits to be provided, to be payable to Executive without a delay but in another manner that complies with Section 409A of the Code, the Company and Executive agree to amend this Agreement at such time to reform the payment provisions of this Paragraph 7 to provide economic benefits to Executive that are as close as possible to those contemplated by this Paragraph 7 without reference to this Paragraph 7(g) but that still comply with Section 409A of the Code.
          8. Proprietary Information and Inventions Agreement. As a condition of continued employment, Executive will be required to continue to comply with the Proprietary Information and Inventions Agreement between Executive and the Company. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he or she will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.
          9. Minimum Business Hours; Non-Solicitation; etc.
               (a) Nonsolicitation of Employees or Consultants. Executive agrees that for a period of one year after termination of Executive’s employment with the Company (the “Nonsolicitation Period”), Executive will not directly or indirectly induce or solicit any of the Company’s employees or consultants to leave their employment.
               (b) Nonsolicitation of Customers. Executive agrees that all customers of the Company or any of its subsidiaries for which Executive has or will provide services during the term of Executive’s employment with the Company, and all prospective customers from whom Executive has solicited business while in the employ of the Company, shall be solely the customers of the Company or such subsidiary. Executive agrees that, for the Nonsolicitation Period, Executive shall neither directly nor indirectly solicit business as to products or services competitive with those of the Company or any of its subsidiaries, from any of the Company’s or any of its subsidiaries’ customers with whom Executive had contact within one year prior to Executive’s termination.
               (c) Scope of Covenants. Executive agrees that the covenants contained in this Paragraph 9 are reasonable with respect to their duration, geographic area and scope. If, at the time of enforcement of this Paragraph 9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.
               (d) Equitable Relief. In the event of a breach of this Paragraph 9 by Executive, the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies.
          10. Nondisparagement. Executive will not at any time during or after the term of Executive’s employment with the Company directly (or through any other person or entity) make any public statements (whether orally or in writing) which are intended to be derogatory or damaging to the

Company or any of its subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. The Company shall not at any time during or after the term of Executive’s employment with the Company, directly (or through any other person or entity) make any public statements (whether oral or in writing) which are intended to be derogatory or damaging concerning Executive.
          11. Indemnification; Directors & Officers Insurance.
                (a) The Company shall indemnify Executive to the maximum extent permitted by law and by the charter and bylaws of Company if Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director, manager, member, partner or employee of the Company, in which capacity Executive is or was serving at the Company’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him or her in connection with such action, suit or proceeding.
                (b) The Company shall use reasonable commercial efforts to maintain directors & officers insurance for the benefit of Executive and other executive officers and directors with a level of coverage comparable to other companies in the Company’s industry at a similar stage of development.
                (c) Concurrently with entering into this Agreement, the Company and Executive will enter into an Indemnification Agreement in the form attached hereto as Exhibit C.
          12. Representation of the Parties. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. The Company represents to Executive that it is duly formed and is validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.
          13. Key Man Insurance. The Company will have the right throughout the term of Executive’s employment with the Company to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of the Company or and for its sole benefit or otherwise, in the discretion of the Board. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with the Company as the Company may request in connection with any such insurance. Executive warrants and represents that, to Executive’s best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive’s obligations under this Agreement. To the extent the Company elects to obtain a policy of insurance on the life of Executive, unless an alternative life insurance benefit has been established for the Company’s executive officers, including Executive, the Company shall also obtain and pay for a whole life insurance policy providing for payment of not less than the equivalent of one year’s Base Salary in benefits to Executive’s designated beneficiaries (this policy shall be in addition to any coverage provided by the Company’s group life insurance plan provided to employees generally).

          14. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 14, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

Somaxon Pharmaceuticals, Inc.
Attn: Kenneth Cohen
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130

If to Executive:

Brian Dorsey

          15. Entire Agreement, Amendments, Waivers, Etc.
                  (a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
                  (b) This Agreement, together with the Exhibits hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
                  (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
                  (d) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
                  (e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
          16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
          17. Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.
          18. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits and Paragraphs refer to Exhibits to and Paragraphs of this Agreement.
          19. Arbitration. Any dispute or controversy between Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. The Company shall pay all of the direct costs and expenses in any arbitration hereunder and the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his or her reasonable attorney’s fees and costs.
          20. Survival. Executive’s obligations under the provisions of Paragraphs 8, 9 and 10, as well as the provisions of Paragraphs 6, 7(d), 7(e)(ii), 11 and 15 through and including 23, shall survive the termination or expiration of this Agreement.
          21. Confidentiality. The parties agree that the existence and terms of this Agreement are and shall remain confidential. The parties shall not disclose the fact of this Agreement or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing in this Paragraph 21 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by Executive to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 21, nor prohibit disclosure of such information within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant.

          22. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          23. Section 409A of the Code. Subject to Subparagraph 7(g), this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary to comply with the requirements of Section 409A of the Code; provided that prior to taking any such action Company shall confer with Executive and take Executive’s input into account in good faith.
(Signature Page Follows)

          In Witness Whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:

Somaxon Pharmaceuticals, Inc.

By	/s/ Kenneth Cohen Name: Kenneth Cohen
Title: President and CEO

EXECUTIVE:

/s/ Brian Dorsey

Brian Dorsey

Exhibit A
RELEASE
(Individual Termination)
     Certain capitalized terms used in this Release are defined in the Employment Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Brian Dorsey (“Executive”) dated as of the 9th day of November, 2006 (the “Agreement”) which Executive has previously executed and of which this Release is a part.
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Paragraphs 7(d)(iii) and 7(e)(ii) of the Agreement, Executive hereby furnishes the Company with this Release.
     Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.
     On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
     Executive acknowledges that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does

1

not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
     If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 21 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation.
     Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

Brian Dorsey

Date:

2

Exhibit B
RELEASE
(Group Termination)
     Certain capitalized terms used in this Release are defined in the Employment Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Brian Dorsey (“Executive”) dated as of the 9th day of November, 2006 (the “Agreement”) which Executive has previously executed and of which this Release is a part.
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Paragraphs 7(d)(iii) and 7(e)(ii) of the Agreement, Executive hereby furnishes the Company with this Release.
     Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.
     On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
     Executive acknowledges that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does

1

not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
     If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 45 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation; and (F) Executive has received with this Release a detailed list of job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.
     Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

Brian Dorsey

Date:

2

Exhibit C
Indemnification agreement
[Attached]